UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2009

HOLLIS-EDEN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24672	13-3697002
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4435 Eastgate Mall, Suite 400 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-9333

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective March 18, 2009, a Special Committee (consisting entirely of non-employee directors) (the “Special Committee”) of the Board of Directors (the “Board”) of Hollis-Eden Pharmaceuticals, Inc. (the “Company”) terminated the employment of Richard Hollis as the Company’s Chief Executive Officer (the “Termination”). Mr. Hollis’ employment was terminated pursuant to Section 4.3 of his employment agreement with the Company dated as of November 1, 1996, as amended.

(c) In connection with the Termination, effective March 18, 2009, the Special Committee of the Board appointed James M. Frincke, Ph.D., the Company’s current Chief Operating Officer, to serve as the Company’s interim Chief Executive Officer.

James M. Frincke, Ph.D., age 58 joined the Company as Vice President, Research and Development in 1997, was promoted to Executive Vice President in 1999, to Chief Scientific Officer in 2001, and to Chief Operating Officer in February 2008. Dr. Frincke joined the Company from Prolinx, Inc., where he served as Vice President, Therapeutics Research and Development from 1995 to 1997. During his 24 years in the biotechnology industry, Dr. Frincke has managed major development programs including drugs, biologicals, and cellular and gene therapy products aimed at the treatment of cancer, infectious diseases and organ transplantation. Since joining the biotechnology industry, Dr. Frincke has held vice president, research and development positions in top tier biotechnology companies including Hybritech/Eli Lilly and SyStemix Inc. (acquired by Novartis). In various capacities, he has been responsible for all aspects of pharmaceutical development including early stage research programs, product evaluation, pharmacology, manufacturing, and the management of regulatory and clinical matters for lead product opportunities. Dr. Frincke has authored or co-authored more than 100 scientific articles, abstracts and regulatory filings. Dr. Frincke received his B.S. in Chemistry and his Ph.D. in Chemistry from the University of California, Davis. Dr. Frincke completed his postdoctoral work at the University of California, San Diego.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated  March 23, 2009

HOLLIS-EDEN PHARMACEUTICALS, INC.

By:	/s/ John Healy
Name:	John Healy
Title:	Secretary